Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-230205

Dated May 14, 2019

Relating to Preliminary Prospectus

Dated May 13, 2019

PRICING TERM SHEET

GasLog Ltd.

$75,000,000

8.875% Senior Notes due 2022

May 14, 2019

Issuer:	GasLog Ltd.

Securities Offered:	8.875% Senior Notes due 2022 (the “Notes”), which will be part of the same series of debt securities issued March 22, 2017 by the Issuer in the amount of $250,000,000 (the “Existing Notes”)

Distribution:	SEC Registered

Principal Amount:	$75,000,000 (for an aggregate principal amount outstanding of $325,000,000, together with the Existing Notes)

Gross Proceeds:	$76,875,000

Coupon:	8.875%

Final Maturity Date:	March 22, 2022

Public Offering Price:	102.5%, plus accrued interest from March 30, 2019

Yield to Maturity:	7.885%

Spread to Treasury:	+574 basis points

Treasury Benchmark:	2.375% due March 15, 2022

Interest Payment Dates:	March 30, June 30, September 30 and December 30, commencing on June 30, 2019

Record Dates:	March 15, June 15, September 15 and December 15

Optional Redemption:

We have the right to redeem the Notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of such Notes plus accrued interest to the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued and unpaid as of the date of redemption) discounted to the redemption date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus 50 basis points, plus accrued and unpaid interest thereon to the date of redemption

Trade Date:	May 14, 2019

Settlement Date (T+2):	May 16, 2019 (DTC)

Ratings:	The Notes will not be rated by any nationally recognized statistical rating organization

Listing:	The Notes will not be listed on any securities exchange

Qualified Reopening:

For U.S. federal income tax purposes, we intend to treat the issuance of the Notes as a “qualified reopening” of our Existing Notes. See “Material Tax Considerations” in the Preliminary Prospectus dated May 13, 2019

CUSIP/ISIN:	G37585 AC3 / USG 37585AC37

No PRIIPs KID:	No PRIIPs key information document (KID) has been prepared as not available to retail investors in the European Economic Area

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC DNB Markets, Inc. Stifel, Nicolaus & Company, Incorporated

ADDITIONAL INFORMATION:

All information (including financial information) presented in the Preliminary Prospectus is deemed to have changed to the extent affected by the changes described herein.

This communication is intended for the sole use of the person to whom it is provided by us. This communication does not constitute an offer to sell the Notes and is not soliciting an offer to buy the Notes in any jurisdiction where the offer or sale is not permitted.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting: Credit Suisse Securities at 1-800-221-1037; DNB Markets, Inc. at 1-212-551-9814; or Stifel, Nicolaus & Company, Incorporated at 1-855-300-7136.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.